EXHIBIT 4.19

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE HELD BY A PERSON WHO MAY BE DEEMED TO BE AN AFFILIATE OF THE ISSUER FOR PURPOSES OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY BE SOLD ONLY IN COMPLIANCE WITH RULE 144, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A VALID EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

PROMISSORY NOTE

$3,100,000	September 30, 2006

FOR VALUE RECEIVED, the undersigned, Ener1, Inc., a Florida corporation (the “Borrower”), hereby promises to pay to the order of Ener1 Group, Inc., a Florida corporation, at such place or to such other party or parties as the holder or any successor holder (the “Holder”) of this Secured Promissory Note (this “Note”) may from time to time designate, the principal sum of THREE MILLION, ONE HUNDRED THOUSAND ($3,100,000) together with interest thereon from the date hereof, upon and subject to the terms and conditions specified below.

1. Principal and Interest. Subject to Section 8, the principal amount outstanding under this Note shall be payable in full, together with all accrued but unpaid interest thereon, on April 15, 2009. All payments shall be in lawful money of the United States of America. Interest shall accrue only until the maturity hereof, at which time all accrued interest shall be payable in full. Interest shall be computed hereunder based on a 365-day year (or a 366-day year in each leap year) and the actual number of days (including the first day and excluding the last day) occurring in the period for which interest is calculated. Interest shall accrue daily at an annual rate of 10%, and be compounded annually.

2. Application of Payments. All payments made hereunder shall be applied in any manner deemed appropriate by the Holder.

3. Prepayment. Subject to Section 8, the Borrower shall have the right to prepay any or all of the outstanding principal balance of this Note and any accrued and unpaid interest thereon upon three business days’ prior notice to the Holder.

4. Events of Default. Each of the following events shall be an “Event of Default:”

(a) The Borrower shall fail to pay any amount due under this Note when the same shall have become due and payable.

(b) A decree or order is entered by a court having jurisdiction in the premises for relief in respect of the Borrower under any bankruptcy, insolvency or similar act, law or statute now or hereafter in effect, or adjudging the Borrower as bankrupt or insolvent, or approving a petition seeking reorganization, adjustment or composition of or in respect of the Borrower under Title XI of the United States of America Code, as now constituted or hereafter in effect, or under any other applicable Federal or State bankruptcy law or other similar law, or a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of the Borrower or of any substantial part of its property, is appointed, or an order is entered for the winding up or liquidation of the Borrower’s affairs and any such decree or order continues unstayed and in effect for a period of ninety (90) consecutive days.

(c) The Borrower files any petition, application, answer or consent to or for liquidation, reorganization, arrangement or any other relief under any Chapter of Title XI of the United States of America Code or any applicable State or Federal law or statute, as now or hereafter in effect, or the Borrower consents to, or fails to contest in a timely and appropriate manner, the filing of any such petition or application for the relief requested therein, or the consent, or fails to contest in a timely and appropriate manner, the appointment or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or of any substantial part of its property, or the Borrower makes an assignment for the benefit of creditors, or the Borrower admits in writing its inability to pay its debts generally as they become due, or Borrower fails generally to pay its debts as such debts become due, or the Borrower or any of its officers, managers or members acts in furtherance of any such action.

5. Effect of Event of Default. Subject to Section 8, if no Senior Debenture (as defined below) is outstanding and an Event of Default occurs and is continuing, the Holder may, by notice to the Borrower, declare the principal amount then outstanding of, and the accrued interest on, this Note and all other amounts payable under this Note to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which hereby are expressly waived by the Borrower.

6.Right to Convert.

(a)Subject to and upon compliance with the provisions of this Note, if no Senior Debenture (as defined below) is outstanding, the Holder shall have the right, at its option, at any time following the date hereof, to convert the principal of this Note and accrued and unpaid interest hereon, or any portion thereof, as follows: The conversion price shall be equal to $.50. In order to exercise this conversion privilege, the Holder shall deliver to the Borrower written notice of its election to convert this Note (a "Conversion Notice"), which shall specify the amount of principal and/or interest to be so converted, and, if all principal and accrued and unpaid interest due hereunder is to be converted, the Holder shall surrender this Note, duly endorsed, to the Borrower. The Conversion Notice shall also state the name or names (with address) in which the shares of Common Stock which shall be issuable on such conversion shall be issued, and shall be accompanied by transfer taxes, if required pursuant to Section 4 of this Note. The Holder and the Borrower shall maintain records showing the principal and interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of this Note upon a partial conversion. No fractional shares of Common Stock shall be issued upon conversion of this Notes. If any fractional share of stock otherwise would be issuable upon the conversion of this Note, the Borrower shall calculate and pay a cash adjustment in lieu of such fractional share at the current market value thereof, as determined in good faith by the Borrower's Board of Directors, to the Holder.

(b) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(c) The Borrower covenants that all shares of Common Stock issuable upon conversion of this Note will be fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

7. Taxes on Shares Issued. The issue of stock certificates on conversion of this Note shall be made without charge to the Holder for any tax in respect of the issue thereof. The Borrower shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the Holder, and the Borrower shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Borrower the amount of such tax or shall have established to the satisfaction of the Borrower that such tax has been paid.

8. Subordination. The Borrower covenants and agrees, and the Holder likewise covenants and agrees, that the indebtedness represented by this Note and the payment of the principal amount and interest hereon or any other amounts in respect hereof is hereby expressly made subordinate and junior and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Borrower now outstanding or hereinafter incurred. The Holder agrees not to ask, demand, sue for, take or receive from Borrower, directly or indirectly, in cash or other property, or by set-off or in any other manner (including without limitation from or by way of collateral), payment of all or any of the obligations arising under the Note and until the payment in full of the Senior Indebtedness (defined herein). "Senior Indebtedness" means the principal of, and premium, if any, and interest on, fees, costs and expenses in connection with and other amounts due under the Borrower's Senior Secured Convertible Debentures due 2009 issued pursuant to the Securities Purchase Agreements dated January 20, 2004 and March 14, 2005 (the "Senior Debentures"). No payment on account of principal of or interest on this Note shall be due hereunder, and this Note shall not be paid, redeemed, purchased or defeased, in whole or in part, directly or indirectly, by the Borrower (or any of its subsidiaries), if at the time such payment would be due or such repayment, purchase, redemption or defeasance would be made, any Senior Debenture is outstanding.

9. No Waiver by Holder. No single or partial exercise of any power hereunder shall preclude other or further exercise thereof or the exercise of any other power. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder. Acceptance of any sum by the Holder that is less than full payment shall not be construed as a waiver of any default in the payment of this Note.

10. Savings Clause. In the event any provisions of this Note shall result, for any reason and at any time, in an effective rate of interest that exceeds the limit of the usury or any other law applicable to interest on the indebtedness evidenced hereby, all sums in excess of those lawfully collectible as interest for the period in question shall be (a) applied, to the extent of such excess, against the unpaid portion of the principal amount evidenced hereby with the same force and effect as though the Holder had agreed to accept such extra payment(s) as a prepayment or (b) if the indebtedness has been fully paid, refunded by the Holder to the Borrower to the extent of such excess.

11. Successors and Assigns. The provisions hereof shall be binding upon the legal representatives, successors and assigns of the Borrower and shall inure to the benefit of the Holder and its successors by operation of law.

12. Amendment. This Note may from time to time be extended or renewed, with or without notice to the Borrower, and any related right may be waived, exchanged, surrendered or otherwise dealt with, all without affecting the liability of the Borrower.

13. Governing Law. This Note shall be governed by and construed and interpreted in accordance with the laws of the State of Florida (irrespective of the choice of laws principles of the State of Florida), as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

14. Section Headings. The headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

15. Derivatives. If for any reason, this Note or any provision thereof be interpreted or deemed to result in Borrower derivative liability under generally accepted accounting principles, as interpreted and enforced by the U.S. Securities and Exchange Commission, then the parties will amend this Note, ab initio, to the full extent necessary to eliminate such derivative liability.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by a duly authorized officer as of date first above written.

ENER1, INC.

By: __/s/ Ronald Stewart_________
Name: Ronald Stewart
Title: Interim Chief Executive Officer